EXHIBIT 10.2

SECURED PROMISSORY NOTE

August 16, 2024	$1,200,000

THIS SECURED PROMISSORY NOTE (this “Note”) is issued by INFINITE GROUP, INC., a Delaware corporation (“Borrower”) to HARRY HOYEN (“Lender”) pursuant to the terms and conditions of a certain Loan and Security Agreement, dated August 16, 2024, between Lender and Borrower (as the same may be amended, the “Loan Agreement”) and is subject in all respects thereto.

Capitalized terms used herein but not otherwise defined shall have the respective meanings attributed to them in the Loan Agreement.

FOR VALUE RECEIVED, Borrower promises to pay to Lender, the principal sum of One Million Two Hundred Thousand Dollars ($1,200,000), plus all interest accrued thereon, as set forth and in accordance with the Amortization Schedule set forth under Exhibit B to the Loan Agreement over a period ending four (4) years from the date hereof. The Loan Agreement provides for the prepayment and repayment of principal and interest and Borrower further promises to pay principal and interest to the Lender on the aggregate then outstanding principal amount of this Note in accordance with the provisions of the Loan Agreement.

Repayment of the Loan Obligations is secured by the Collateral as set forth in the Loan Agreement.

This Note may only be assigned in accordance with the provisions of the Loan Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

INFINITE GROUP, INC.

By:	/s/ James A. Villa
Name:	James A. Villa
Title:	CEO